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                                                                      Exhibit 1.

                            ARTICLES OF INCORPORATION
                                       OF
                         COLUMBIA HIGH YIELD FUND, INC.

                                    ARTICLE I

          The name of the Corporation is Columbia High Yield Fund, Inc.

                                   ARTICLE II

          The purposes for which the Corporation is organized are:

     A. To conduct and carry on the business of an open-end investment company of the management type under the Investment Company Act of 1940; and

     B. To engage in any other lawful activity for which corporations may be organized under the Oregon Business Corporation Act.

                                   ARTICLE III

          The Corporation is authorized to issue 100,000,000 shares.

                                   ARTICLE IV

     A. Except as otherwise provided in this Article, a shareholder may require the Corporation to redeem all or any part of shares of the Corporation upon deposit of the shares for redemption, in the manner and in accordance with the conditions prescribed by the Board of Directors. Shares deposited for redemption shall be redeemed by the Corporation at the redemption price for the shares as determined in the manner set out in this Article.

     B. The redemption price per share shall be the net asset value per share (the total value of the assets of the Corporation less, to the extent determined pursuant to the direction of the Board of Directors, all debts, obligations, and liabilities of the Corporation, divided by the number of shares outstanding), as determined by the Board of Directors, less the redemption fee or other charge, if any, fixed by the Board of Directors in accordance with the Investment Company Act of 1940. The net asset value per share shall be determined on all days on which the New York Stock Exchange is open for business and at such other time or times as the Board of Directors designates, unless such determination is suspended.

     C. The Board of Directors shall, in its absolute discretion, establish from time to time the method for determining the net asset value per share of the


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Corporation's shares.  The Board of Directors may suspend the determination of net asset value for all or any part of any period (i) during which the New York Stock Exchange is closed other than customary weekend and holiday closings,
(ii) during which trading on the New York Stock Exchange is restricted,
(iii) during which an emergency exists as a result of which (a) the disposal by the Corporation of investments owned by it is not reasonably practicable or
(b) it is not reasonably practicable for the Corporation fairly to determine the value of its assets, or (iv) as the federal Securities and Exchange Commission or any successor governmental authority may by order permit for the protection of shareholders of the Corporation. Whenever the Board of Directors, by declaration or resolution, has suspended the determination of net asset value pursuant to this Article, the right of any shareholder to require the Corporation to redeem shares shall be likewise suspended, despite deposit before suspension. When a suspension is in effect, any shareholder may withdraw certificates from deposit or may leave them on deposit, in which case the redemption price shall be the net asset value next determined after the suspension is terminated.

     D. In determining for the purposes of this Article the total value of the assets of the Corporation, investments and any other assets of the Corporation shall be valued in the manner determined from time to time by the Board of Directors.

     E. The right of any holder of shares redeemed by the Corporation to receive dividends or distributions thereon and all other rights of such holder with respect to such shares shall terminate when the redemption price of the shares is determined, except for the right of the holder to receive (i) the redemption price of the shares from the Corporation in accordance with the provisions hereof and (ii) any dividend or distribution to which the holder had previously become entitled as the record holder of shares on the record date for the dividend or distribution.

     F. Payment of the redemption price by the Corporation may be made either in cash or in securities or other assets at the time owned by the Corporation, or partly in cash and partly in securities or other assets at the time owned by the Corporation. Any payment to be made in securities or other assets of the Corporation shall be the value used in determining the redemption price.

     G. The obligation of the Corporation to redeem its shares hereunder is conditional upon the ability of the Corporation to comply with the provisions of the Oregon Business Corporation Act relating to distributions to shareholders by means of share redemptions. The right to redeem shall terminate upon adoption of a plan of liquidation or dissolution of the Corporation by the Board of Directors.

     H. The Corporation, either directly or through an agent, may repurchase its shares, out of funds legally available therefor, upon the terms and conditions and for the consideration as the Board of Directors deems advisable, by agreement with the owner at a price not exceeding the net asset value per share as determined by the Board of Directors at the time or times as the Board of Directors designates, and the


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Corporation may take all other steps deemed necessary or advisable in connection therewith.

     I. The Corporation, pursuant to resolution of the Board of Directors, may cause the redemption, upon the terms set forth in the resolution and in this Article, of shares owned by shareholders whose shares have an aggregate net asset value of $500 or less. Notwithstanding any other provision of this Article, if certificates representing such shares have been issued, the redemption price need not be paid by the Corporation until the certificates are presented in proper form for transfer to the Corporation or the agent of the Corporation appointed for that purpose; however, the redemption shall be effective, in accordance with the resolution of the Board of Directors, regardless of whether or not such presentation has been made.

     J. The Board of Directors may delegate any of its powers and duties under this Article with respect to appraisal of assets and liabilities and determination of net asset value or with respect to suspension of the determination of net asset value to an officer of the Corporation, the custodian or depository of the Corporation's assets, or to the investment adviser of the Corporation.

     K. The obligations set forth in this Article may be suspended or postponed as permitted pursuant to the Investment Company Act of 1940.

                                    ARTICLE V

          Any determination made in good faith and, so far as accounting matters are involved, in accordance with generally accepted accounting principles, by or pursuant to the direction of the Board of Directors, as to: the amount and allocation of the assets, liabilities, income, expense, gain, or loss of the Corporation; the amount of any reserves or charges set up and the propriety thereof; the time of or purpose for creating such reserves or charges; the use, alteration, or cancellation of any reserves or charges (whether or not any debt, obligation, or liability for which such reserves or charges shall have been created, shall have been paid or discharged, or shall be then or thereafter required to be paid or discharged); the price or closing bid or asked price of any investment owned or held by the Corporation; the amortized or market value of any investment or fair value of any other asset of the Corporation; the fair market value of assets accepted as consideration for shares; the number of shares of the Corporation outstanding; the estimated expense to the Corporation in connection with purchases of its shares; the ability to liquidate investments in an orderly fashion; the extent to which it is practicable to deliver a cross-section of the securities held in any portfolio of the Corporation in payment for any shares pertaining to that portfolio; or any other matters relating to the issue, sale, purchase, or other acquisition or disposition of investments or shares of the Corporation shall be final and conclusive and shall be binding upon the Corporation and all holders of its shares, past, present, and future; and shares of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as set forth above.


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                                   ARTICLE VI

          No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act or the Investment Company Act of 1940. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

                                   ARTICLE VII

          The Corporation shall indemnify to the fullest extent not prohibited by law, including the Oregon Business Corporation Act and the Investment Company Act of 1940, any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or other (including an action, suit, or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such person in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person's good faith belief that the person is entitled to indemnification under this Article and (ii) the person's agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to this Article that limits the Corporation's obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents, and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders, or other document or arrangement.

                                  ARTICLE VIII

          The Corporation shall not be required to hold an annual meeting of shareholders.


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                                   ARTICLE IX

          The street address and the mailing address of the initial registered office of the Corporation is 1301 SW Fifth Avenue, PO Box 1350, Portland, Oregon 97207 and the name of its initial registered agent at that address is John A. Kemp.

                                    ARTICLE X

          The name of the incorporator is Jeff B. Curtis, and the address of the incorporator is 1300 SW Sixth Avenue, PO Box 1350, Portland, Oregon 97207.

                                   ARTICLE XI

          The mailing address for the Corporation for notices is 1301 SW Fifth Avenue, PO Box 1350, Portland, Oregon 97207.



Executed:  June 30, 1993.



                              JEFF B. CURTIS
                              -----------------------------------
                              Jeff B. Curtis, Incorporator


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